Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the registration statement on Form S-1/Amendment No. 4 (File No.: 333-146986) (the “Registration Statement”) of Sound Worldwide Holdings, Inc., a Delaware corporation (the “Company”), the use of our report dated October 9, 2007 (except for Notes 2, 9 and 17 which are dated March 29, 2008) for the fiscal year ended March 31, 2007 and the related statements of operations, stockholders’ equity and cash flows of Sound Worldwide Ltd., a wholly-owned subsidiary of the Company, for the fiscal years ended March 31, 2006 and March 31, 2007, and the Company’s reference to us under the caption “Experts” in the Registration Statement and any amendments thereto.

/s/ Dominic K.F. Chan & Co.
Dominic K.F. Chan & Co.
Hong Kong
April 22, 2008